Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Vertex Pharmaceuticals Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	13,500,000	$275.49	$3,719,115,000	$0.0000927	$344,761.96
Total Offering Amounts					$3,719,115,000		$344,761.96
Total Fee Offsets							$—
Net Fee Due							$344,761.96

(1)	Consists of 13,500,000 additional shares of common stock, par value $0.01 per share, that may be issued under the Vertex Pharmaceuticals Incorporated Amended and Restated 2013 Stock and Option Plan (the “2013 Plan”) pursuant to an amendment and restatement of the 2013 Plan that became effective May 18, 2022 (the “Effective Date”). The maximum number of shares that may be issued under the 2013 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2013 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares that may be subject to grant or otherwise issuable after the operation of any such anti-dilution provisions, stock splits, or other similar transactions.
(2)
Pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee was computed on the basis of the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on August 3, 2022.